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                                                                  Exhibit 99.B10

                              GARDNER, CARTON & DOUGLAS
                              Suite 3400 - Quaker Tower
                                321 North Clark Street
                            Chicago, Illinois  60610-4795
                                    (312) 644-3000
                             Telecopier:  (312) 644-3381



                                    April 24, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Prudential 20/20 Focus Fund
          Indefinite Number of Shares of Beneficial Interest,
          $.001 par value per share

Ladies and Gentlemen:

     As counsel for Prudential 20/20 Focus Fund, a Delaware business trust (the "Fund"), we have examined the proceedings taken and being taken for the registration by the Fund on Form N-1A of an indefinite number of shares of beneficial interest, $.001 par value per share.

     We have examined all instruments, documents and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the above-described shares of beneficial interest will be, if and when issued by the Fund in the manner and upon the terms set forth in said Form N-1A, validly authorized and issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Fund's Registration Statement on Form N-1A, as it may be amended.

                                        Very truly yours,

                                        /s/ Gardner, Carton & Douglas